UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.)

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☒ Preliminary Information Statement

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☐ Definitive Information Statement

Drinks Americas Holdings, Ltd.
 (Name of Registrant as Specified In Its Charter)

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DRINKS AMERICAS HOLDINGS, LTD.
372 Danbury Road, Suite 163
Wilton, CT 06897

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the holders of more than a majority of the voting power of the outstanding common stock and Series C Preferred Stock of Drinks Americas Holdings, Ltd., a Delaware corporation (the “Company” “we”, “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

     The approval of an amendment to our certificate of incorporation to effect a 15-to-1 reverse split of our common stock, par value $0.001 (“Common Stock”). The action will become effective on the 20 th day after the definitive Information Statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By order of the Board of Directors
J. Patrick Kenny
President and Chairman
October , 2010

DRINKS AMERICAS HOLDINGS, LTD.
372 Danbury Road, Suite 163
Wilton, CT 06897

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

     This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about October , 2010.

What action was taken by written consent?

     We obtained stockholder consent for the approval of an amendment to our certificate of incorporation, to effect a 15-to-1 reverse stock split.

How many shares of Common Stock and Series C Preferred Stock were outstanding on September 29, 2010?

     On September 29, 2010, the date we received the consent of the holders of more than a majority of the voting power of our shareholders, there were 394,610,278 shares of Common Stock and 635,835 shares of Series C Preferred Stock (which vote together as one class) outstanding. Holders of Series C Preferred Stock are entitled to 165 votes for each share of Series C Preferred Stock.

What vote was obtained to approve the amendment to the certificate of incorporation described in this information statement?

     We obtained the approval of the holders of approximately 53% of the voting power of our outstanding shares of common stock and Series C Preferred Stock, voting together as one class, that were entitled to give such consent.

Who is paying the cost of this information statement?

     We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $10,000.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT 15-TO-1 REVERSE STOCK SPLIT

     Our board of directors and the holders of a majority of the voting power of our outstanding shares of Common Stock and Series C Preferred Stock, voting together as one class, have approved an amendment to our certificate of incorporation to effect a 15-to-1 reverse stock split. The reverse split will become effective upon the filing of the amendment to the certificate of incorporation with the Secretary of State of the State of Delaware. We will file the amendment to our certificate of incorporation to effect the reverse stock split approximately (but not less than) 20 days after this Information Statement is mailed to stockholders.

   The amendment to the certificate of incorporation of incorporation will effect a 15-to-1 reverse split in our common stock, par value $0.001 per share (“Common Stock”). As a result of the reverse split, each 15 shares of Common Stock (the “Old Shares”) will become and be converted into one share of Common Stock (the “New Shares”), with stockholders who would receive a fractional share to receive such additional fractional share as will result in the holder having a whole number of shares.

 As a result of the reverse split, the number of shares of Common Stock issued and outstanding will decrease from 394,610,278 to approximately 26,307,352. Since additional fractional shares may be issued in order to round up fractional shares, we do not know the exact number of New Shares that will be outstanding after the reverse split.

 Reasons for the Reverse Stock Split

      The Company’s Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “DKAM.OB”. The shares of Common Stock of the Company have traded at very low prices for some time. As of October 4, 2010, the last reported closing price of the Company’s Common Stock was $0.0037. The reverse stock split is intended to increase the per share stock price. We believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our Common Stock would have greater liquidity and a stronger investor base.

  In evaluating the reverse stock split, the Company's Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock spits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Potential Effects of the Reverse Stock Split

     The immediate effect of a reverse stock split will be to reduce the number of shares of Common Stock outstanding, and to increase the trading price of the Common Stock. However, the effect of any reverse stock split upon the market price of the Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the trading price of the Common Stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the reverse stock split. Also, as stated above, the Company cannot assure you that a reverse stock split will lead to a sustained increase in the trading price of the Common Stock. The trading price of the Common Stock may change due to a variety of other factors, including the Company’s operating results, other factors related to the Company’s business, and general market conditions.

Effect on Ownership by Individual Shareholders

     The New Shares issued pursuant to the reverse stock split will be fully paid and non-assessable. All New Shares will have the same voting rights and other rights as the Old Shares. Our stockholders do not have preemptive rights to acquire additional shares of Common Stock. The reverse stock split will not alter any shareholder’s percentage interest in our equity, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share, which will be rounded up to the next whole number of shares.

Effect on Options, Warrants and other Securities

     All outstanding options, warrants, notes, debentures and other securities entitling their holders to purchase shares of Common Stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the of 1 for 15 ratio.

Other Effects on Outstanding Shares

     As stated above, the rights of the outstanding shares of Common Stock will remain the same after the reverse stock split.

     The reverse stock split may result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

     The Company’s Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Company’s Common Stock under the Exchange Act.

Authorized Shares of Common Stock

     The reverse stock split will not change the number of authorized shares of the Company’s Common Stock under the Company’s certificate of incorporation, as amended. Because the number of issued and outstanding shares of Common Stock will decrease, the number of shares of Common Stock remaining available for issuance will increase. Under our certificate of incorporation, as amended, our authorized capital stock consists of 500,000,000 shares of Common Stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. The Company does not currently have any plans, proposal or arrangement to issue any of its authorized but unissued shares of Common Stock.

By increasing the number of authorized but unissued shares of Common Stock, the reverse split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company or its stockholders. The reverse split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the reverse split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.  The reverse split may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business.  However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not approved the reverse split with the intent that it be utilized as a type of anti-takeover device. The Company’s certificate of incorporation and by-laws do not have any anti-takeover provisions.

Fractional Shares

     The Company will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded up to the nearest whole share.

Accounting Consequences

     The par value of the Common Stock will remain unchanged at $0.001 per share after the reverse stock split. Also, the capital account of the Company will remain unchanged, and the Company does not anticipate that any other accounting consequences will arise as a result of the reverse stock split.

Federal Income Tax Consequences

     We believe that the United States federal income tax consequences of the reverse stock split to holders of Common Stock will be as follows:

     (i) Except as explained in (v) below with respect to fractional shares, no income gain or loss will be recognized by a shareholder on the surrender of the current shares or receipt of the certificate representing new post-split shares.

     (ii) Except as explained in (v) below with respect to fractional shares, the tax basis of the New Shares will equal the tax basis of the Old Shares exchanged therefore.

     (iii) Except as explained in (v) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

     (iv) The conversion of the Old Shares into the New Shares will produce no taxable income or gain or loss to us.

     (v) The federal income tax treatment of the receipt of the additional fractional interest by a shareholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

     Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

       THE ABOVE REFRENCED IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE REVERSE STOCK SPLIT, AND DOES NOT CONSTITUTE A TAX OPINION. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE STOCKHOLDER MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

     The reverse stock split will be implemented by filing an amendment to the Company's certificate of incorporation with the Secretary of State of the State of Delaware, in the form of Appendix A hereto, and the reverse stock split will become effective on the date of the filing. We will obtain a new CUSIP number for the new Common Stock effective at the time of the reverse split.

     As of the effective date of the reverse stock split, each certificate representing shares of Common Stock before the reverse stock split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of Common Stock resulting from the reverse stock split. All options, warrants, convertible debt instruments and other securities will also be automatically adjusted on the effective date.

     The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, shareholders and holders of securities convertible into the Company's Common Stock will be notified of the effectiveness of the reverse split. Shareholders of record will receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" will not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted.

     No new certificates will be issued to a shareholder until the shareholder has surrendered the shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split will continue to be valid and will represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded up to the nearest whole share. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table provides information about shares of common stock beneficially owned as of September 29, 2010 by:

☐	each of our directors, executive officers and our executive officers and directors as a group; and
☐	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock;

	Number of Shares of		Percentage of
	Common Stock		Outstanding
Name and Address of Beneficial Owner	Beneficially Owned		Shares
J. Patrick Kenny	28,321,302	(1)	7.17%
30 Old Wagon Road
Wilton, CT 06877

Bruce Klein	9,706,939	(2)	2.45%
123 Elbert Street
Ramsey, NJ 07446

Jason Lazo	1,761,151	(3)	*
144 Wire Mill Rd.
Stamford, CT 06903

Marvin Traub	14,985,211	(4)	3.71%
535 Fifth Avenue
New York, NY 10022

Fredrick Schulman	4,172,539	(5)	1.05%
241 Fifth Ave, Suite 302
New York, NY 10016

Hubert Millet	1,664,745	(6)	*
102 Queens Garden Dr
Thousand Oaks, CA 91361

Jack Kleinert	2,804,060		*
c/o 372 Danbury Road Wilton, CT 06897

All Directors, Officers, and Management as a group (7 persons)	63,415,947		15.40%

Enable Growth Partners, LP	25,320,534	(7)	6.39%
1 Ferry Bldg Ste 255
San Francisco, CA 94111

* less than 1%.

(1) Includes 23,075,148 shares owned by Kenny LLC I, and 2,000,000 shares owned by Kenny LLC II, entities controlled by Mr. Kenny. and 625,000 stock options which have vested. Does not include 5,423,103 shares owned by Brian Kenny, Mr. Kenny’s son; 136,150 shares owned by Mr. Kenny’s daughter; and 191,263 shares owned by Mr. Kenny's brother; as to which shares Mr. Kenny disclaims beneficial ownership; or options to purchase 1,875,000 shares of our common stock which were granted to Mr. Kenny which will not be exercisable within 60 days of  September 29, 2010. Does not include shares of common stock underlying 576,091 shares of Series C Preferred Stock, which may not be converted within 60 days of September 29, 2010.

(2) Includes 4,600,000 shares owned by Peter Christian and Associates, LLC, and 1,500,633 shares owned by Victory Partners, LLC, entities controlled by Mr. Klein; 55,556, shares owned by Vigilant Investors, of which Mr. Klein is a partner, as well as 50% of 971,746 or 485,873 warrants to purchase our common stock. The balance of the warrants will not be exercisable within 60 days of September 29, 2010. Additionally, 550,000 and 450,000 shares owned by Mr. Klein’s wife and Mr. Klein’s two sons, respectively and fully vested options to purchase 100,000 shares granted to Mr. Klein. Mr. Klein disclaims beneficial ownership of the shares owned by his wife, his sons, and Vigilant Investors. Also includes 884,708 shares of common stock underlying 5,901 shares of Series C Preferred Stock.

(3) Includes 907,434 shares owned by Lazo, LLC, an entity controlled by Mr. Lazo and 200,000 shares owned by Mr. Lazo’s two daughters and 125,000 stock options which have vested. Does not include non-vested options to purchase 375,000 shares of our common stock which were granted to Mr. Lazo which will not be exercisable within 60 days of September 29, , 2010.

(4) Includes fully vested options to purchase 100,000 shares, 50% of 6,923,555 or 3,461,778 warrants to purchase our common stock. The balance of the warrants will not be exercisable within 60 days of September 29, 2010. Does not include 22,222 shares owned by Mr. Traub's son, as to which shares Mr. Traub disclaims beneficial ownership. Also includes 6,302,999 shares of common stock underlying 42,041 shares of Series C Preferred Stock.

(5) Includes 219,970 shares owned by Mr. Schulman's wife, Lois Shapiro, to which shares Mr. Schulman disclaims beneficial ownership, fully vested options to purchase 600,000 shares and 50% of 971,746 or 485,873 warrants to purchase our common stock. The balance of the warrants will not be exercisable within 60 days of September 29, 2010. Also includes 884,708 shares of common stock underlying 5,901 shares of Series C Preferred Stock.

(6) Includes fully vested options to purchase 100,000 shares and 50% of 971,746 or 485,873 warrants to purchase our common stock. The balance of the warrants will not be exercisable within 60 days of September 29, 2010. Also includes 884,708 shares of common stock underlying 5,901 shares of Series C Preferred Stock.

(7) Includes 12,000,000 shares of our common stock and 1,834,853 shares purchasable on conversion of convertible preferred stock. Does not include an additional 16,778,204 shares purchasable upon conversion of convertible preferred stock due to provisions of the Certificate of Designation with respect to our Series A Preferred Stock, which generally prevent conversion of the preferred stock if conversion would result in beneficial ownership by the holder of greater than 9.99% of our shares.

 Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of Common Stock which are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of September 29, 2010. None of the persons named in the table own any options or convertible securities.

ADDITIONAL AVAILABLE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549. or may be accessed at www.sec.gov.

By Order of the Board of Directors
J. Patrick Kenny
President and Chairman
October , 2010

Appendix A

Certificate of Amendment
of
Certificate of Incorporation
of
Drinks Americas Holdings, Ltd.

(Pursuant to Section 242 of the Delaware General Corporation Law)

Drinks Americas Holdings, Ltd., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.              The Certificate of Incorporation of the Corporation is hereby amended by changing ARTICLE FOURTH, so that, as amended, said ARTICLE FOURTH shall be and read as follows:

“FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Five Hundred and One Million (501,000,000) shares, consisting of Five Hundred Million (500,000,000) shares of common stock, $.001 par value per share (the “Common Stock”), and One Million (1,000,000) shares of preferred stock, $.001 par value per share (“Preferred Stock”).

The shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Without limiting the generality of the foregoing, shares in such series shall have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

Each 15 shares of the Corporation’s common stock, par value $0.001 per share, issued and outstanding as of 5:00 p.m. eastern time on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware shall be converted and reclassified into 1 share of the Corporation’s common stock, par value $0.001 per share.

Any fractional shares resulting from such conversion will be rounded up to the nearest whole number.

2.              The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this ___ day of October, 2010

J. Patrick Kenny
Chief Executive Officer